Exhibit 99.1

River Valley Bancorp
Announces Record Results
 For the Year Ended December 31, 2013

For Immediate Release
Tuesday, January 21, 2014

Madison, Indiana – January 21, 2014– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced unaudited earnings for the fourth quarter and fiscal year ended December 31, 2013.

For the year ended December 31, 2013, the Corporation reported net income of $4,440,000 or $2.67 per basic share. This is the highest dollar value recorded in the Corporation’s history and represents a 10.7% improvement from the net income of $4,012,000 or $2.40 per basic share reported for the year ended December 31, 2012. In comparing like year periods, the Corporation recorded higher interest income and higher net interest income on higher average asset balances. Of major significance was that noninterest income for the year 2013 was significantly lower than in 2012, primarily attributable to a $988,000 bargain purchase gain recorded in association with the acquisition of Dupont State Bank in 2012. Likewise, operating expenses in 2013 were significantly higher than in 2012 from the addition of four branch locations during 2012 and 2013. The provision for loan losses in 2013 decreased to $988,000 from $1.4 million in 2012 due to improving levels of delinquency. Income tax expense increased in 2013 to reflect those higher net income numbers.

In comparing like year periods, the Corporation’s total assets increased to $482.7 million as of December 31, 2013 as compared to $472.9 million a year earlier. Net loans, including loans held for sale, were $316.6 million as of December 31, 2013, and increase of $10.7 million from that of $305.9 million at the prior year end. As of December 31, 2013 deposits totaled $395.0 million, a slight increase from the $384.3 million reported as of December 31, 2012.

Return on average assets for the fiscal year ended December 31, 2013 was 0.92% as compared to 0.95% in 2012. Return on average equity for 2013 was 12.69%, an increase from the 11.68% recorded for 2012.

For the three-month period ended December 31, 2013, the Corporation recorded net income of $1.1 million, or $0.67 per basic share, a decrease from the $1.9 million, or $1.17 per share recorded for the three-month period ended December 31, 2012. Again, the fourth quarter of 2012 was impacted by the $988,000 bargain purchase gain. Other than higher total interest income from higher average assets, and a modest gain on investment securities, most other operating income or expenses were relatively flat between the comparable periods.

The return on average assets for fourth quarter 2013 was 0.90%; the return on average equity was 12.64%. For fiscal 2012, those numbers were 1.64% and 21.23% respectively.

As of December 31, 2013, total delinquency, defined as loans delinquent 30 days or more, stood at 2.50% of total loans. This percentage as of December 31, 2012 was 2.61% and was 4.23% as of December 31, 2011. Net charge-offs, expressed as a ratio of average loans during 2013, was 0.13% and was 0.34% for 2012 and was 1.07% for 2011. Non-performing loans, defined as nonaccruing loans over 90 days delinquent and/or restructured, as a percentage of total loans was 4.3% as of December 31, 2013 and was 4.0% as of December 31, 2012.

The allowance for loan losses (ALL) totaled $4.5 million as of December 31, 2013 or 1.40% expressed as a percentage of total outstanding loans. This amount does not include amounts recognized as “fair market” adjustments on the acquired institution’s loan portfolio. These loans have a separate and identified “mark” at the time of closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on December 31, 2012 was $3.6 million or 1.15% of total outstanding loans.

Stockholder’s equity as of December 31, 2013 was $34.5 million and compares to $35.6 million as of December 31, 2012. Book value of River Valley Bancorp, including preferred shares, was $22.54 as of December 31, 2013, compared to $23.26 at December 31, 2012. Net book values were $19.23 and $20.06, respectively.

“We are extremely pleased to announce the fourth quarter and fiscal 2013 numbers. The conflux of an improving economy and strategic business decisions yielded impressive results for 2013. If not for the bargain purchase gain recorded in 2012, 2013 profitability would have yielded an increase of approximately 47%. Balance sheet items, including asset size, loan growth, and deposits are ‘right sized’ for continued positive momentum. Troubled assets are appropriately recognized and accounted for and today primarily represent disposition matters, rather than any new deterioration in asset quality,” states Matthew P. Forrester, President of River Valley Bancorp. “Couple the operating results with our stock price appreciation of 47%, a 3% plus dividend and also a special dividend, we trust that our shareholders would also agree that 2013 was an outstanding year.”

For the fiscal year, the Corporation’s stock traded in a daily closing price range of $16.89 to $28.70, closing on December 31, 2013 at $26.00. The December 31, 2012 closing was $17.65.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	12-31-2013	12-31-2012	12-31-2013	12-31-2012

Assets			$482,661	$472,855
Net Loans, including loans for sale (net of ALL)			316,569	305,912
Allowance for Loan Losses (ALL)			4,510	3,564
Deposits			395,015	384,255
Borrowings			49,717	49,717
Stockholders’ Equity			34,464	35,587
Total Interest Income	$4,806	$4,572	19,621	17,510
Noninterest Income	1,119	2,694	4,856	6,346
Gain (loss) on Real Estate Held for Sale	118	(11)	(425)	(577)
Interest Expense	997	1,194	4,166	5,000
Net Interest Income	3,809	3,378	15,455	12,510
Noninterest Expense	3,353	3,573	13,000	12,026
Provision for Loan Losses	331	318	988	1,382
Taxes	252	288	1,458	859
Net Income	1,110	1,882	4,440	4,012

ROAA	0.90%	1.64%	0.92%	0.95%
ROAE	12.64%	21.23%	12.69%	11.68%
Basic Earnings per Share	$0.67	$1.17	$2.67	$2.40
Diluted Earnings per Share	$0.66	$1.17	$2.66	$2.40

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949